Exhibit 4

                       CITIBANK CREDIT CARD ISSUANCE TRUST

                                   Citiseries
                               Class 2006-C1 Notes

                               Issuer Certificate
              Pursuant to Sections 202 and 301(h) of the Indenture

         Reference is made to the Indenture, dated as of September 26, 2000, as amended by Amendment No. 1 thereto dated as of November 14, 2001, each between Citibank Credit Card Issuance Trust (the "Issuer") and Deutsche Bank Trust Company Americas, as trustee (the "Indenture"). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

         Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to this Issuer Certificate, there is hereby created a tranche of Notes having the following terms:

Series Designation:  Citiseries.  This series is included in Group 1.

Tranche Designation: $500,000,000 Floating Rate Class 2006-C1 Notes of February 2013 (Legal Maturity Date February 2015) (hereinafter, the "Class 2006-C1 Notes")

Currency:  The Class 2006-C1 Notes will be payable, and denominated, in Dollars.

Denominations: The Class 2006-C1 Notes will be issuable in minimum denominations of $100,000 and multiples of $1,000 in excess of that amount.

Issuance Date:  February 24, 2006

Initial Principal Amount:  $500,000,000

Issue Price:  100%

Interest Rate: The Class 2006-C1 Notes will accrue interest with respect to any interest period at a per annum rate equal to the Class 2006-C1 Note Rate for such interest period, calculated on the basis of the actual number of days in such interest period divided by 360. The "Class 2006-C1 Note Rate" means, with respect to the first interest period, 5.08339% per annum and, with respect to each interest period thereafter, a per annum rate equal to LIBOR for such interest period plus 0.40%.

The Issuer will determine LIBOR for each applicable interest period on the second business day before the beginning of that interest period. For purposes of calculating LIBOR, a business day is any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

"LIBOR" means, as of any date of determination, the rate for deposits in U.S. Dollars for the Designated Maturity (commencing on the first day of the relevant interest period) which appears


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on Telerate Page 3750 as of 11:00 a.m., London time, on such date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for the Designated Maturity (commencing on the first day of the relevant interest period). The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Issuer, at approximately 11:00 a.m., New York City time, on that day for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity (commencing on the first day of the relevant interest period).

"Telerate Page 3750" means the display page currently so designated on the Moneyline Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

"Designated Maturity" means one month.

"Reference Banks" means four major banks in the London interbank market selected by the Issuer.

Scheduled Interest Payment Dates: The 20th day of each month, beginning April 2006.

Each payment of interest on the Class 2006-C1 Notes will include all interest accrued from and including the preceding Interest Payment Date -- or, for the first interest period, from and including the Issuance Date -- to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

The first deposit targeted to be made to the Interest Funding sub-Account for the Class 2006-C1 Notes will be on the April 19, 2006 Interest Deposit Date and in an amount equal to $3,883,145.14.

Expected Principal Payment Date:  February 20, 2013

Legal Maturity Date:  February 20, 2015

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, February 20, 2013, and for each other month, the 20th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes:  Not applicable.

Required Subordinated Amount of Class C Notes:  Not applicable.

Controlled Accumulation Amount:  Not applicable.


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Form of Notes: The Class 2006-C1 Notes will be issued as Global Notes. The
Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2006-C1 Notes: The Issuer may at any time and from time to time issue additional Class 2006-C1 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

       (a) the Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2006-C1 Notes as a result of the issuance of such additional Class 2006-C1 Notes;

       (b) as of the date of issuance of the additional Class 2006-C1 Notes, all amounts due and owing to the Holders of the then outstanding Class 2006-C1 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2006-C1 Notes;

       (c) the additional Class 2006-C1 Notes will be fungible with the original Class 2006-C1 Notes for federal income tax purposes; and

       (d) if Holders of the then outstanding Class 2006-C1 Notes have benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2006-C1 Notes.

As of the date of issuance of additional Class 2006-C1 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2006-C1 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2006-C1 Notes.

Any outstanding Class 2006-C1 Notes and any additional Class 2006-C1 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 "Clean-Up Call":  None

Additional Early Redemption Events or changes to Early Redemption Events:  None

Additional Events of Default or changes to Events of Default:  None

Securities Exchange Listing: Application will be made to list the Class 2006-C1 Notes on the Irish Stock Exchange.


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


Class C Reserve Account - Targeted Deposits:

For any Due Period, the targeted deposit to the Class C Reserve sub-Account for the Class 2006-C1 Notes pursuant to Sections 501(d) and 518(a) will be determined with reference to the table below. The left column of the table sets forth the level of Surplus Finance Charge Collections, expressed as a percentage of Principal Receivables in the Master Trust allocable to the Collateral Certificate. The right column sets forth the percentage of the aggregate Outstanding Dollar Principal Amount of Notes of the Citiseries that, when multiplied by the ratio which the Nominal Liquidation Amount of the Class 2006-C1 Notes bears to the aggregate Nominal Liquidation Amount of all Class C Notes of the Citiseries, will be required to be deposited in the Class C Reserve sub-Account.

   Percentage of Surplus Finance Charge          Percentage of aggregate
     Collections, averaged over the          Outstanding Dollar Principal Amount
      three most recent Due Periods              of Notes of the Citiseries

         Greater than 4.50%                                0%
         Between 4.50% and 4.01%                        1.00%
         Between 4.00% and 3.51%                        1.50%
         Between 3.50% and 2.51%                        2.50%
         Between 2.50% and 1.51%                        4.00%
         Between 1.50% and 0.01%                        6.00%
         0.00% or less                                  7.00%

On each Monthly Interest Date, the targeted deposit to the Class C Reserve sub-Account for the Class 2006-C1 Notes will equal the Dollar amount, if any, determined with reference to the table above minus (x) any amount then on deposit in such Class C Reserve sub-Account (after giving effect to any distributions in respect of the Class 2006-C1 Notes to be made from that sub-Account on that date) and (y) the aggregate amount of distributions in respect of the Class 2006-C1 Notes made from that sub-Account since the Issuance Date.

If an Early Redemption Event or Event of Default occurs with respect to the Class 2006-C1 Notes, the targeted deposit to the Class C Reserve sub-Account for each Monthly Interest Date occurring thereafter will be an amount equal to the product of (a) the greater of (i) 7.00% of the aggregate Outstanding Dollar Principal Amount of all Notes of the Citiseries and (ii) $4,500,000 and (b) the ratio which the Nominal Liquidation Amount of the Class 2006-C1 Notes bears to the aggregate Nominal Liquidation Amount of all Class C Notes of the Citiseries, minus (x) any amount then on deposit in such Class C Reserve sub-Account (after giving effect to any distributions in respect of the Class 2006-C1 Notes to be made from that sub-Account on that date) and (y) the aggregate amount of distributions in respect of the Class 2006-C1 Notes made from that sub-Account since the Issuance Date.

If for any Monthly Interest Date the targeted deposit to the Class C Reserve sub-Account for the Class 2006-C1 Notes is a negative amount no deposit will be made to such sub-Account, and a withdrawal from the Class C Reserve sub-Account will be made in accordance with Section 519 in an amount equal to the lesser of the absolute value of such negative amount and the amount then on deposit in such sub-Account.


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


         The Class 2006-C1 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.


                                  CITIBANK CREDIT CARD ISSUANCE TRUST
                                  By Citibank (South Dakota),
                                  National Association,
                                  as Managing Beneficiary

                                   /s/ Douglas C. Morrison
                                  ---------------------------
                                       Douglas C. Morrison
                                       Vice President

Dated:  February 24, 2006


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


                                   Citiseries
                               Class 2006-C1 Notes

         Reference is made to (i) the resolutions adopted by the Board of Directors of Citibank (South Dakota), National Association ("Citibank (South Dakota)") on April 26, 2000, as amended on September 25, 2001 and (ii) the resolutions adopted by the Board of Directors of Citibank (Nevada), National Association ("Citibank (Nevada)") on April 25, 2000, as amended on October 23, 2001. The resolutions authorize Citibank (South Dakota) and Citibank (Nevada), respectively, from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes or other securities representing ownership interests in, or backed by, pools of credit card receivables or interests therein ("Receivables") in an aggregate principal amount such that up to $100,000,000,000 of such certificates, commercial paper, notes or securities are outstanding at any one time and to sell, transfer, convey or assign Receivables to trusts or other special purpose entities in connection therewith on such terms as to be determined by a Pricing and Loan Committee (the "Pricing and Loan Committee") of the respective institution.

         Each of the undersigned, a duly authorized member of the Citibank (South Dakota) and Citibank (Nevada) Pricing and Loan Committees, respectively, on behalf of such Pricing and Loan Committee, does hereby certify that the terms of the tranche of Notes set forth in and to be created by the preceding Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to this tranche of Notes have been approved by such Pricing and Loan Committee:

         Issue Price:  100%

         Underwriting Commission:  0.40%

         Proceeds to Issuer:  99.60%

         Representative of the Underwriters:  Citigroup Global Markets Inc.


         The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank (South Dakota) and Citibank (Nevada), respectively.


/s/ Douglas C. Morrison                         /s/ Robert D. Clark
-----------------------------                   -----------------------------
Douglas C. Morrison                             Robert D. Clark
Member of the Pricing                           Member of the Pricing
  and Loan Committee                              and Loan Committee
Citibank (South Dakota),                        Citibank (Nevada),
National Association                            National Association


Dated:  February 24, 2006


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


                                                                       Exhibit A

                                     FORM OF

                                   CITISERIES

               FLOATING RATE CLASS 2006-C1 NOTES OF FEBRUARY 2013
                       (Legal Maturity Date February 2015)


$500,000,000                                                     REGISTERED
CUSIP No. 17305E DB 8                                            No. R-1


UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY
 TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED
  REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER,
    PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST
                                    HEREIN.

 THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE
  REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE
        AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.


                       CITIBANK CREDIT CARD ISSUANCE TRUST

                                   CITISERIES

               FLOATING RATE CLASS 2006-C1 NOTES OF FEBRUARY 2013
                       (Legal Maturity Date February 2015)


CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of FIVE HUNDRED MILLION DOLLARS ($500,000,000). The Expected Principal Payment Date for this Note is February 20, 2013. The Legal Maturity Date for this Note is February 20, 2015.

The Issuer hereby promises to pay interest on this Note on the 20th day of each month, beginning April 2006, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the outstanding principal amount of this Note for each interest period in an amount equal to the product of (i) the actual number of days in such interest period divided by 360, (ii) a rate per annum equal to the Class 2006-C1 Note Rate for such interest period, and (iii) the outstanding principal amount of this Note as of the preceding Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, in the case of the first Interest Payment Date, the initial principal amount of this Note. The Class 2006-C1 Note Rate will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries, Class 2006-C1 Notes issued pursuant to the Indenture, dated as of September 26, 2000 (as amended and otherwise modified from time to time, the "Indenture") between the Issuer and Deutsche Bank Trust Company Americas, as Trustee. For purposes of this Note, the term "Indenture" includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2006-C1 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, is deemed to have consented to such amendments to the Pooling and Servicing Agreement and other operative documents as are necessary to permit the Sellers to retain sale treatment for accounting purposes of the transfer of assets to the Master Trust, in accordance with the provisions of Financial Accounting Standards Board SFAS No. 140.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not


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


be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

                     CITIBANK CREDIT CARD ISSUANCE TRUST

                     By:      CITIBANK (SOUTH DAKOTA),
                              NATIONAL ASSOCIATION,
                              as Managing Beneficiary of
                              Citibank Credit Card Issuance Trust


                              By: __________________________________
                                       Douglas C. Morrison
                                       Vice President

Dated:  February 24, 2006



                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION


This is one of the Notes designated above and referred to in the within mentioned Indenture.


                         DEUTSCHE BANK TRUST COMPANY AMERICAS,
                           as Trustee under the Indenture


                           By: _________________________________
                                 Authorized Signatory


                           By: _________________________________
                                  Authorized Signatory

Dated:  February 24, 2006


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


                                 REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2006-C1 Notes of February 2013 (Legal Maturity Date February 2015) (herein called the "Notes"), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class C Notes of the same series, and this Note is subordinated to all Class A Notes and Class B Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, the Banks, the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of the Banks for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.


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


                                   ASSIGNMENT


Social Security or taxpayer I.D. or other identifying number of assignee:____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

       -------------------------------------------------------------------

       -------------------------------------------------------------------
                         (name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints __________________________________________________________,
attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:  ____________________________              _________________________*
                                                    Signature Guaranteed:




----------------
* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.


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